UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2009

SMARTHEAT, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53052	98-0514768
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110027

(Address of Principal Executive Offices)   (Zip Code)

+86 (24) 2519-7699

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 29, 2009 (New York Time), the Board of Directors of SmartHeat, Inc. (the “Company”) voted to (i) increase the size of the Board of Directors to six (6), (ii) increase the number of members of each of the Audit Committee, Compensation Committee and Nominating Committee to four (4), (iii) appoint Mr. Xin Li as a member of the Board of Directors and as a member of the Audit Committee, Compensation Committee and Nominating Committee of the Company, effective immediately. The biography of Mr. Li follows:

Mr. Li brings more than a decade of corporate governance and industrial operations management experience to SmartHeat. He is a renowned management consultant in China. He is currently the general manager of Beijing ShengGao Consulting Co., Ltd, a strategic advisory firm founded by him more than 10 years ago that focuses on providing strategic guidance and management training to global companies. He also serves as an independent director and chairs the audit and various governance committees at several large Chinese domestic companies not listed in the United States. Mr. Li is a prolific writer in strategies and management issues. He has authored several books in the areas of management science and strategic planning. Mr. Li is proficient in Mandarin Chinese and English. He has a MBA and is a Research Fellow at the Management Science Center of Beijing University.

The Board has determined that Mr. Li is an independent director for purposes of the NASDAQ OMX Group, Inc. listed company standards and the independence standards set forth in the Company’s Corporate Governance Guidelines.

There are no arrangements or understandings between Mr. Li and any other persons pursuant to which he was selected as a director.

There are no relationships or related transactions between Mr. Li and the Company that are required to be reported under Item 404(a) of Regulation S-K.

Mr. Li shall be eligible to receive cash compensation and grants of options to purchase the Company’s Common Stock in such amounts, and on such terms, as agreed to in the future.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.  None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2009

SMARTHEAT INC.

By:	/s/ Jun Wang
Name:	Jun Wang
Title:	Chairman & Chief Executive Officer